UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2014

dELiA*s, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51648	20-3397172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West 23rd Street, New York, New York 10010

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (212) 590-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 7, 2014, the Company received a notification letter from The NASDAQ OMX Group (“Nasdaq”) indicating that the bid price of the Company’s common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Listing Rule 5450(a)(1). This notification letter has no effect on the listing of the Company’s common stock at this time. The Company has been provided a period of 180 calendar days, or until November 3, 2014, to regain compliance. The letter states that the Nasdaq staff will provide written notification that the Company has regained compliance if at any time before November 3, 2014, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. In the event the Company does not regain compliance, the Company may be eligible for additional time if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency by effecting a reverse stock split, if necessary. If the Company is able to meet these requirements, the Nasdaq staff will inform the Company that it has been granted an additional 180 calendar days. If, however, the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company’s securities will be subject to delisting.

The Company intends to actively monitor the closing bid price of its common stock and will consider available options to resolve the deficiency for the purpose of regaining compliance with the $1.00 minimum bid price requirement and maintaining its listing on the Nasdaq Global Market. However, even if the Company is able to regain compliance with the minimum bid price requirement, the Company may not be able to maintain compliance with the other requirements to maintain its listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s, Inc.

(Registrant)

Date: May 13, 2014	By:	/s/ David J. Dick
David J. Dick, Senior Vice President, Chief Financial Officer and Treasurer